Exhibit 99.1

Anika Therapeutics Reports Fourth Quarter and Full Year 2012 Financial Results

Fourth Quarter Revenue Increases 23% on Strong Sales of Orthovisc

Earnings Grow 48% to $0.31 per Share in Quarter and 32% to $0.82 per Share for Year

BEDFORD, Mass.--(BUSINESS WIRE)--February 27, 2013--Anika Therapeutics, Inc. (Nasdaq: ANIK), a leader in products for tissue protection, healing and repair, based on hyaluronic acid (“HA”) technology, today reported financial results for the quarter and full year ended December 31, 2012. The company generated record quarterly and full year revenue in 2012.

Management Commentary

“In addition to achieving record quarterly and full year revenue, Anika delivered double-digit revenue and net income growth in the fourth quarter of 2012, concluding an excellent year from both financial and operational perspectives,” said Charles H. Sherwood, Ph.D., President and Chief Executive Officer. “These results were in line with the preliminary financial results we released on January 22, 2013.”

“Our top-line performance continues to be driven by strong demand for Orthovisc, our flagship orthobiologics product,” Sherwood said. “Orthovisc revenue in our U.S. market was up nearly 42% for the full year. Through the strength of our partner Depuy Mitek’s marketing activities over the past year, Orthovisc closed 2012 as the market leader in the U.S. multi-injection segment and the number two U.S. brand in viscosupplementation overall. On the bottom line, growing revenue, coupled with operating efficiencies, have enabled us to drive continued growth in income from operations and generate robust cash flow. Our financial performance remains strong despite a one time restructuring charge in the fourth quarter implemented to strengthen our business and refocus our development programs.”

“We have made progress in our efforts to secure U.S. regulatory approval for Monovisc®,” said Sherwood. “Subsequent to our Monovisc announcement on December 4, 2012, we completed an encouraging discussion with the FDA in January 2013 to determine our next steps. We followed up on that discussion by submitting a new PMA amendment incorporating existing data.”

“The year 2012 was successful for Anika, and we are well-positioned for further success in 2013,” Sherwood said. “Demand for Orthovisc is growing. We continue to streamline our operations and improve our manufacturing capabilities, and we are excited about our product pipeline. Anika is evolving from an HA biomaterials company into a products company focused on promising new medical solutions, and a company dedicated to capturing more of the value we have created by enhancing our capabilities in commercialization. We look forward to reporting our progress as the rest of 2013 unfolds.”

Revenue

Anika’s total revenue increased 23% to $22.6 million in the fourth quarter of 2012, from $18.4 million in the fourth quarter of 2011. For the full year 2012, total revenue grew 10% to $71.4 million, from $64.8 million a year earlier. The company’s revenue growth for both periods was primarily driven by increased sales of its flagship Orthobiologics product, Orthovisc®.

Product Gross Margin

Product gross margin for the fourth quarter of 2012 improved to 66.1%, from 59.8% in the fourth quarter last year. For the 12 months ended December 31, 2012, product gross margin increased to 57.4%, compared with 56.8% for full year 2011. The improvements for both the quarter and the year were driven by higher production volume, a more favorable product mix, and the realization of operational efficiencies from our new manufacturing facility after consolidation of sites.

Operating Income

Operating income for the fourth quarter of 2012 increased to $7.8 million, from $4.9 million in the same period in 2011. For the 12 months ended December 31, 2012, operating income increased to $19.7 million, from $14.0 million a year earlier. This growth was driven by a combination of increased revenue, higher product gross profit, lower R&D spending related to clinical studies, and reduced general and administrative expenses in 2012.

Net Income

Net income for the fourth quarter of 2012 rose to $4.5 million, or $0.31 per diluted share, from $2.9 million, or $0.21 per diluted share, in the fourth quarter last year. For full year 2012, net income grew to $11.8 million, or $0.82 per diluted share, from $8.5 million, or $0.62 per diluted share, in 2011. Net income for both 2012 periods includes, a one-time, pre-tax charge of $2.5 million related to the closure of the company’s tissue engineering facility in Italy. The company’s effective tax rate for 2012 increased to 39.8%, from 38.6% for 2011.

Operating Expenses

Research and development expenses for the fourth quarter of 2012 were $1.3 million, compared with $1.5 million in the fourth quarter last year. For the full year, R&D expenses decreased to $5.4 million, from $6.2 million in 2011. Anika expects a significant year-over-year increase in R&D expense for 2013 due to the anticipated initiation of a clinical study and new product pipeline initiatives.

Selling, general and administrative (“SG&A”) expenses in the fourth quarter of 2012 decreased to $3.7 million, from $4.9 million in the fourth quarter of 2011. For full year 2012, SG&A expenses decreased to $14.7 million, compared with $17.9 million in 2011. The declines for both periods were primarily due to U.S. manufacturing facilities consolidation, and the assumption of litigation costs by a third party.

Cash and Cash Equivalents

Anika’s cash and cash equivalents at December 31, 2012 increased to $44.1 million, from $35.8 million at December 31, 2011, driven by higher profits.

Conference Call Information

Anika will hold a conference call to discuss its financial results, business highlights and outlook tomorrow, Thursday, February 28, 2013 at 9:00 a.m. ET. In addition, the company will answer questions concerning business and financial developments and trends, and other business and financial matters affecting the company, some of the responses to which may contain information that has not been previously disclosed.

To listen to the conference call, dial 800-291-5365 (international callers dial 617-614-3922) and use the passcode 89264114. Please call approximately 10 minutes before the starting time and reference Anika Therapeutics. In addition, the conference call will be available through a live audio webcast in the “Investor Relations” section of the Anika Therapeutics website, www.anikatherapeutics.com. An accompanying slide presentation also can be accessed via the Anika Therapeutics website. The conference call will be archived and accessible on the same website shortly after the conclusion of the call.

About Anika Therapeutics, Inc.

Headquartered in Bedford, Mass., Anika Therapeutics, Inc. develops, manufactures and commercializes therapeutic products for tissue protection, healing, and repair. These products are based on hyaluronic acid (HA), a naturally occurring, biocompatible polymer found throughout the body. Anika’s products range from orthopedic/joint health solutions led by Orthovisc, a treatment for osteoarthritis of the knee, to surgical aids in the ophthalmic and anti-adhesion fields. The company also offers aesthetic dermal fillers for the correction of facial wrinkles. Anika’s Italian subsidiary, Anika S.r.l., provides complementary HA products in orthopedic/joint health and anti-adhesion, as well as therapeutics in areas such as advanced wound treatment and ear, nose and throat care. Anika S.r.l.’s regenerative tissue technology advances Anika’s vision to offer therapeutic products and medical solutions that go beyond pain relief to protect and restore damaged tissue.

The statements made in this press release which are not statements of historical fact are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, those relating to:(i) our discussions with the FDA regarding U.S. regulatory approval of Monovisc, including the FDA’s decision regarding the recently submitted PMA amendment, and our abilities to obtain FDA approval for Monovisc, (ii) future demand for Orthovisc, (iii) the company’s plans to continue streamlining operations and improving its manufacturing capabilities, (iv) the prospects for the company’s product pipeline, and (v) expectations regarding research and development spending. These statements are based upon the current beliefs and expectations of the company's management and are subject to significant risks, uncertainties and other factors. The company's actual results could differ materially from any anticipated future results, performance or achievements described in the forward-looking statements as a result of a number of factors including (i) the company's ability to successfully commence and/or complete clinical trials of its products on a timely basis or at all, obtain pre-clinical or clinical data to support a pre-market approval application or 510(k) application, or timely file and receive FDA or other regulatory approvals or clearances of its products, or that such approvals will not be obtained in a timely manner or without the need for additional clinical trials, other testing or regulatory submissions, as applicable; (ii) the company's research and product development efforts and their relative success, including whether the company has any meaningful sales of any new products resulting from such efforts; (iii) the cost effectiveness and efficiency of our clinical studies, manufacturing operations and production planning; (iv) the strength of the economies in which the company operates or will be operating, as well as the political stability of any of those geographic areas; (v) future determinations by the company to allocate resources to products and in directions not presently contemplated, (vi) the company’s ability to launch Monovisc in the U.S., if at all; (vii) the company’s ability to provide an adequate and timely supply of its ophthalmic, Orthovisc and other products to its customers, (viii) our ability to successfully manage and turnaround Anika S.r.l.’s business, and (ix) the company’s ability to achieve its stated growth targets. Certain other factors that might cause the company's actual results to differ materially from those in the forward-looking statements include those set forth under the headings "Business," "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the company's Annual Report on Form 10-K for the year ended December 31, 2011, as well as those described in the company's other press releases and SEC filings.

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three Months Ended December 31,			Year Ended December 31,
	2012	2011	%	2012	2011	%
Product revenue	$21,459,124	$17,725,546	21%	$68,010,169	$61,956,386	10%
Licensing, milestone and contract revenue	1,147,341	718,741		3,348,336	2,822,249
Total revenue	22,606,465	18,444,287	23%	71,358,505	64,778,635	10%

Operating expenses:
Cost of product revenue	7,269,886	7,128,450	2%	28,988,621	26,783,738	8%
Research & development	1,339,677	1,530,762	-12%	5,388,036	6,168,937	-13%
Selling, general & administrative	3,667,406	4,869,290	-25%	14,728,662	17,858,558	-18%
Restructuring charge	2,537,988	-		2,537,988	-
Total operating expenses	14,814,957	13,528,502	10%	51,643,307	50,811,233	2%
Income from operations	7,791,508	4,915,785	58%	19,715,198	13,967,402	41%
Interest income (expense), net	(42,284)	(49,917)		(187,777)	(182,388)
Income before income taxes	7,749,224	4,865,868	59%	19,527,421	13,785,014	42%
Provision for income taxes	3,286,001	1,982,758		7,769,961	5,318,334
Net income	$4,463,223	$2,883,110	55%	$11,757,460	$8,466,680	39%

Basic net income per share:
Net income	$0.33	$0.22		$0.89	$0.65
Basic weighted average common shares outstanding	13,324,942	13,122,004		13,260,739	13,064,051
Diluted net income per share:
Net income	$0.31	$0.21		$0.82	$0.62
Diluted weighted average common shares outstanding	14,299,211	13,804,806		14,344,577	13,747,813

Anika Therapeutics, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	December 31,
ASSETS	2012	2011
Current assets:
Cash and cash equivalents	$44,067,477	$35,777,222
Accounts receivable, net of reserves of $337,459 and $334,473 at December 31, 2012 and 2011, respectively	21,462,481	17,307,786
Inventories	8,283,472	7,302,483
Current portion deferred income taxes	2,031,583	1,918,926
Prepaid expenses and other	1,539,477	1,831,127
Total current assets	77,384,490	64,137,544
Property and equipment, at cost	52,376,013	50,850,630
Less: accumulated depreciation	(17,263,032)	(14,380,752)
	35,112,981	36,469,878
Long-term deposits and other	171,053	205,042
Intangible assets, net	20,334,636	23,148,563
Goodwill	9,065,891	8,883,407
Total Assets	$142,069,051	$132,844,434

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$2,341,838	$4,299,680
Accrued expenses	5,837,044	5,321,594
Deferred revenue	2,875,067	2,866,667
Current portion of long-term debt	1,600,000	1,600,000
Income taxes payable	1,798,669	450,482
Total current liabilities	14,452,618	14,538,423
Other long-term liabilities	1,541,124	1,548,652
Long-term deferred revenue	2,152,778	5,019,440
Deferred tax liability	6,997,397	7,375,141
Long-term debt	8,000,000	9,600,000
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value; 1,250,000 shares authorized, no shares issued and outstanding at December 31, 2012 and 2011, respectively	-	-
Common stock, $.01 par value; 30,000,000 shares authorized, 13,866,060 and 13,630,607 shares issued and outstanding at December 31, 2012 and 2011, respectively	138,659	136,305
Additional paid-in-capital	65,431,424	63,441,433
Accumulated currency translation adjustment	(2,654,630)	(3,067,181)
Retained earnings	46,009,681	34,252,221
Total stockholders’ equity	108,925,134	94,762,778
Total Liabilities and Stockholders’ Equity	$142,069,051	$132,844,434

Anika Therapeutics, Inc. and Subsidiaries
Supplemental Financial Data

Revenue by Product Line

	Quarter Ended December 31,				Year Ended December 31,
	2012	%	2011	%	2012	%	2011	%
Product Line:
Orthobiologics	$19,691,122	92%	$11,681,024	66%	$49,954,112	74%	$39,858,139	64%
Dermal	351,101	2%	1,345,285	8%	1,384,403	2%	3,681,166	6%
Surgical	1,148,050	5%	1,227,984	7%	5,022,456	7%	4,976,261	8%
Ophthalmic	268,851	1%	2,918,619	16%	8,784,011	13%	10,963,822	18%
Veterinary	-	-%	552,634	3%	2,865,187	4%	2,476,998	4%
Total Product Revenue	$21,459,124	100%	$17,725,546	100%	$68,010,169	100%	$61,956,386	100%

Product Gross Profit Margin

	Quarter Ended December 31,				Year Ended December 31,
	2012	%	2011	%	2012	%	2011	%
Product gross profit	$14,189,238	66.1%	$10,597,096	59.8%	$39,021,548	57.4%	$35,172,648	56.8%

Product Revenue by Geographic Location

	Quarter Ended December 31,				Year Ended December 31,
	2012	%	2011	%	2012	%	2011	%
Geographic Location:
United States	$16,792,632	78%	$12,480,149	71%	$55,063,559	81%	$45,652,253	74%
Europe	2,119,867	10%	3,401,434	19%	6,148,345	9%	10,865,628	17%
Other	2,546,625	12%	1,843,963	10%	6,798,265	10%	5,438,505	9%
Total Product Revenue	$21,459,124	100%	$17,725,546	100%	$68,010,169	100%	$61,956,386	100%

CONTACT:
Anika Therapeutics, Inc.
Charles H. Sherwood, Ph.D., 781-457-9000
CEO